Exhibit 10.1

SEVERANCE AGREEMENT
THIS SEVERANCE AGREEMENT (this “Agreement”) is dated as of February 22, 2017, by and between CCA Industries, Inc. (the “Company”), which has its principal place of business at 65 Challenger Road, Suite 340, Ridgefield Park, NJ 07660, and Douglas Haas (the “Employee”).
WHEREAS, the Company is employing the Employee as its President and Chief Operating Officer, and the Company and the Employee want to provide for severance in the event that the Company is no longer employing the Employee, on the terms set forth below, and effective as of the date of this Agreement (the “Effective Date”);
NOW THEREFORE, the parties hereto agree as follows:
1.Termination upon Death or Disability. If the Employee is unable to perform substantially and continuously the duties assigned to him due to a disability as defined for purposes of the Company’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive days or 270 non-consecutive days out of any consecutive 12-month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Employee upon notice in writing to the Employee. Upon termination of employment due to death or disability, (i) the Employee (or the Employee’s estate or beneficiaries in the case of the death of the Employee) shall be entitled to receive any Base Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination); (ii) the Employee (or the Employee’s estate or beneficiaries in the case of the death of the Employee) shall be entitled to receive a single-sum payment equal to his Base Salary; (iii) without duplication of any amounts due under clauses (i) and (ii), the Employee (or the Employee’s estate or beneficiaries in the case of the death of the Employee) shall receive a single-sum payment equal to the value of the highest bonus earned by the Employee in the one-year period preceding the date of termination, multiplied by a fraction (x) the numerator of which is the number of days in the fiscal year preceding the termination and (y) the denominator of which is 365; (iv) health insurance benefits shall continue for the Employee (and/or his covered dependents, if applicable) for a period of six months; thereafter, Employee or his dependents shall be permitted to elect COBRA continuation coverage consistent with the applicable law; (v) all outstanding unvested equity-based awards held by the Employee shall fully vest and become immediately exercisable, as applicable, subject to the terms of such awards; (vi) the treatment of any performance-based long-term incentives shall be determined in the reasonable and good faith discretion of the Compensation Committee of the Board; and (vii) the Employee (or the Employee’s estate or beneficiaries in the case of the death of the Employee) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder (but, for the avoidance of doubt, shall receive such disability and death benefits as may be provided under the Company’s plans and arrangements in accordance with their terms). Unless the payment is required to be delayed pursuant to Section 5.13(b) below, the cash amounts payable pursuant to clauses (i), (ii) and (iii) above shall be paid to the Employee (or the Employee’s estate or beneficiaries in the case of the death of the Employee) within 60 days following the date of his termination of employment on account of death or disability.

2.Certain Terminations of Employment; Certain Benefits

2.1 Termination by the Company for Cause; Termination by the Employee without Good Reason.

(a)For purposes of this Agreement, “Cause” shall mean the Employee’s:
(i)commission of, and indictment for or formal admission to a felony, or any crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company;
(ii)engagement in fraud, misappropriation or embezzlement;
(iii)material failure or neglect by the Employee to perform the duties of his positions with the Company;
(iv)continued failure to materially adhere to the reasonable directions of the Chief Executive Officer or the Company’s written policies and practices; or
(v)material breach of any of the provisions of Section 6;
provided, that the Company shall not be permitted to terminate the Employee for Cause except on written notice given to the Employee at any time not more than 30 days following the occurrence of any of the events described in clause (ii) through (iv) above (or, if later, the Company’s knowledge thereof). No termination for Cause under clauses (ii) through (iv) shall be effective unless the Chief Executive Officer makes a determination that Cause exists after notice to the Employee, and the Employee has been provided with an opportunity (with counsel of his choice) to contest the determination . In the event that it is determined that the termination for cause was improper, the Employee shall be reinstated immediately and Company shall pay or provide to Employee all compensation and benefits which would have been paid or provided during the period of such termination and reimbursement for all attorney’s fees incurred for the purpose of contesting such termination.
(b)The Company may terminate this Agreement and the Employee’s employment hereunder for Cause, and the Employee may terminate his employment on at least 30 days’ written notice given to the Company. If the Company terminates the Employee for Cause, or the Employee terminates his employment and the termination by the Employee is not for Good Reason in accordance with Section 2.2, (i) the Employee shall receive Base Salary and other benefits (including any bonus for a fiscal year completed before termination and awarded but not yet paid) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); and (ii) the Employee shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment. Unless the payment is required to be delayed pursuant to Section 5.13(b) below, the cash amounts payable to the Employee under this Section 2.1(b) shall be paid to the Employee in a single-sum payment within 30 days following the date of his termination of employment with the Company pursuant to this Section 2.1(b).

2.2 Termination by the Company without Cause; Termination by the Employee for Good Reason.

(a) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Employee,

(i)the material reduction of the Employee’s title, authority, duties and responsibilities or the assignment to the Employee of duties materially inconsistent with the Employee’s position or positions with the Company;

(ii)a material reduction in Base Salary of the Employee;
(iii)the Company’s material breach of this Agreement; or
(iv)Employee is required to relocate his office more than 100 miles away from the Company’s offices located in East Rutherford, New Jersey.

Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than 30 days from the date of such notice) is given no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have 15 days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.
(b) The Company may terminate the Employee’s employment and the Employee may terminate the Employee’s employment with the Company at any time for any reason or no reason. If the Company terminates the Employee’s employment (and/or the termination is not covered by Section 2.1) or the Employee terminates his employment for Good Reason:

i.the Employee shall receive a single-sum payment equal to accrued but unpaid Base Salary and other benefits (including any bonus for a calendar year completed before termination) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment);
ii.the Employee shall receive a single-sum payment of an amount equal to 1 times (a) the average of the Base Salary amounts paid to Employee over the three calendar years prior to the date of Termination, (b) if less than three years have elapsed between the date of this Agreement and the date of termination, the highest Base Salary paid to Employee in any calendar year prior to the date of Termination, or (c) if less than 12 months have elapsed from the date of this Agreement to the date of termination, the highest Base Salary received in any month times 12; and
iii.all outstanding unvested equity-based awards (including without limitation stock options and restricted stock) held by the Employee shall be treated in the manner determined in the reasonable and good faith discretion of the Compensation Committee of the Board.

Unless the payment is required to be delayed pursuant to Section 5.13(b) below, the cash amounts payable to the Employee under this Section 2.2(b) shall be paid to the Employee within 30 days following the date of his termination of employment with the Company pursuant to this Section 2.2(b).
2.3 Change of Control. After a “Change of Control” (as defined below), there will be a transition period (the “Transition Period”) which will begin on date of the Change of Control and end on the first anniversary of such Change of Control. If the Employee terminates his employment with the Company within the one year period following the Transition Period, such termination shall be deemed a termination by the Employee for Good Reason covered by Section 2.2. Without duplication of the foregoing, if the Company terminates the Employee’s employment (and/or the termination is not covered by Section 2.1), the Employee terminates his employment for Good Reason, or the Employee is deemed to have terminated his employment for Good Reason within the one-year period following the Transition Period pursuant to the immediately preceding sentence, all outstanding unvested equity-based awards shall fully vest and shall become immediately exercisable, as applicable. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following:

i.any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Employee is a member) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding Common Stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); provided, however, that, in no event shall a Change of Control be deemed to have occurred upon a public offering of the Common Stock registered under the Securities Act of 1933, as amended; or
ii.any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent entity, if any) (excluding from shares beneficially owned by stockholders of the Company for such computation all shares of Common Stock beneficially owned by any person that is the beneficial owner of 5.0% or more of the outstanding shares of any constituent in such consolidation or merger other than the Company);
iii.there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company, as applicable, immediately prior to such sale or (B) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, as applicable;
iv.the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director; or
v.the holders of the Company’s Class A common stock do not have the right to elect a majority of the Board.

2.4 Parachutes. If any amount payable to or other benefit receivable by the Employee pursuant to this Agreement, or any other plan, arrangement or agreement with the Company (collectively, the “Payments”) would be deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Employee which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would (in the absence of this Section 5.4) result in the imposition on the Employee of an excise tax (the “Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Payments shall be reduced (but not below zero) to the Reduced Amount (as defined below), if reducing the Payments will provide the Employee with a greater net after-tax amount than would be the case if no reduction was made. Any such reduction shall be made by first reducing severance benefits (if any) and other payments that are payable in cash and then by reducing non-cash payments. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code. The fact that the Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5.4, shall not of itself limit or otherwise affect any other rights of the Employee other than pursuant to this Agreement. “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code. The calculation under this Section 5.4 shall be as determined by the Company’s independent registered public accounting firm in effect immediately prior to the occurrence of the Change of Control (the “Accounting Firm”).

Unless the payment is required to be delayed pursuant to Section 4.13(b) below, any additional payment payable to the Employee pursuant to this Section shall be paid by the Company to the Employee within five days of receipt of the Accounting Firm’s determination, which such determination shall be made to the Company within 30 days of any event requiring payment to the Employee hereunder.
2.5 Execution of Release. The Employee acknowledges that, if required by the Company prior to making the severance payments and benefits set forth, (other than accrued but unpaid Base Salary and other benefits), all such severance payments and benefits are subject to his execution of a general release from liability of the Company and its officers (including his successor), directors and employees, and such release becoming irrevocable by its terms. If Employee fails to execute such release, or such release does not become irrevocable, all such payments and benefits set forth shall be forfeited.

3.Covenants of the Employee.

3.1 Confidentiality. The Employee acknowledges that (i) the primary businesses of the Company are its health and beauty aids business (the “Business”); (ii) the Company is one of the limited number of persons who have such a business; (iii) the Company’s Business is, in part, national and international in scope; (iv) the Employee’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Employee contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Employee covenants and agrees during and after the period of the Employee’s employment with the Company and its affiliates, the Employee (x) shall keep secret and retain in strictest confidence all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Employee heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and (y) shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Employee or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

3.2 Noncompetition; Nonsolicitation.
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(a)For a period of six months following the end of the Term (the “Non-Compete Period”), Employee shall not, directly or indirectly, engage or participate in, or become employed by, or affiliated with, or render advisory or any other services to, any person or business entity or organization, of whatever form, that competes with the Company. Employee specifically acknowledges that the temporal limitations hereof, in view of the nature of the Company’s Businesses, are reasonable and necessary to protect the Company’s legitimate business interests. During such Non-Competition Period, the Employee shall be paid an amount equal to (i) his Base Pay for a period of six months and (ii) an amount equal to the pro rata share of any bonus attributable to portion of calendar year completed prior to termination.
(b)During the Term and the Non-Compete Period, the Employee hereby agrees that he will not, either directly or through others, hire or attempt to hire, any current or former employee of the Company, or solicit or attempt to solicit any current or former employee, consultant or independent contractor of the Company to change or terminate his, her or its relationship with the Company or otherwise to become an employee for or of any other person or business entity, unless more than 12 months shall have elapsed between the last day of such person’s employment or service with the Company and the first date of such solicitation or hiring or attempt to solicit or hire.

3.3 Rights and Remedies upon Breach. The Employee acknowledges and agrees that any breach by him of any of the provisions of Sections 6.1 and 6.2 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Employee breaches, or threatens to commit a breach of, any of the provisions of Sections 6.1 or 6.2, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

4.Other Provisions.

4.1 Severability. The Employee acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

4.2 Enforceability; Jurisdiction; Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.3) that is not resolved by the Employee and the Company (or its affiliates, where applicable) shall be submitted to arbitration in Newark, New Jersey in accordance with the law of the State of New Jersey and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Employee and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

4.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(i)If to the Company, to:

CCA Industries, Inc. 65 Challenger Road, Suite 340 Ridgefield Park, NJ 07660 Attention: Chief Executive Officer
(ii)If to the Employee, to:

Douglas Haas

Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.
4.4 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

4.5 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

4.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW JERSEY.

4.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Employee) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred, subject to Section 5.3, pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

4.8 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

4.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

4.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

4.11 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 5 and 6 and any other provisions of this Agreement expressly imposing obligations that survive termination of Employee’s employment hereunder, and the other provisions of this Section 7 to the extent necessary to effectuate the survival of such provisions, shall survive termination of this Agreement and any termination of the Employee’s employment hereunder.

4.12 Existing Agreements. The Employee represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

4.13 Section 409A.

(a)Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Employee, directly or indirectly, designate the calendar year of payment.

(b)Payment Delay. Notwithstanding any provision to the contrary in this Agreement, if on the date of the Employee’s termination of employment, the Employee is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to the Employee under this Agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six months following the Employee’s “separation from service” with the Company (or any successor thereto). The postponed amounts shall be paid to the Employee in a lump sum within 30 days after the date that is 6 months following the Employee’s “separation from service” with the Company (or any successor thereto). If the Employee dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of the Employee’s estate within 60 days after Employee’s death. If any of the cash payments payable pursuant to this Agreement are delayed due to the requirements of section 409A of the Code, there shall be added to such payments interest during the deferral period at an annualized rate of interest equal to 5%.

(c)Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the

Employee’s lifetime (or during a short period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of all eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to the liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of the Employee’s taxable year next following the Employee’s taxable year in which the related taxes are remitted to the taxing authority.

4.14 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.
CCA INDUSTRIES, INC.
/s/ Lance Funston
Name: Lance Funston

Title:	Chief Executive Officer
Chairman, Board of Directors

/s/ Christopher Hogg
Name: Christopher Hogg
Title: Director
Chairman, Compensation Committee

EMPLOYEE
/s/ Douglas Haas
Douglas Haas

[Signature Page to Douglas Haas Severance Agreement]